Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-174016) and on Form S-8 (Nos. 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212 and 333-181327) of Marchex, Inc. of our reports dated March 12, 2013, except for Notes 1, 5, 6, 13 and 14, which date is December 16, 2013, with respect to the consolidated balance sheets of Marchex, Inc. as of December 31, 2011 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2012.

/s/ KPMG LLP

Seattle, Washington

December 16, 2013